SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2001

EQUITY OFFICE PROPERTIES TRUST
(Exact Name of Registrant as Specified in Charter)

Maryland	001-13115	36-4151656

(State or Other Jurisdiction	(Commission	(IRS Employer

of Incorporation)	File Number)	Identification No.)

Two North Riverside Plaza, Suite 2100, Chicago, Illinois (Address of Principal Executive Offices)	60606 (Zip Code)

(312) 466-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

      On February 23, 2001, Equity Office Properties Trust and Spieker Properties, Inc. jointly announced that Equity Office, EOP Operating Limited Partnership, a Delaware limited partnership of which Equity Office is the sole general partner, Spieker and Spieker Properties, L.P., a California limited partnership of which Spieker is the sole general partner, had entered into an Agreement and Plan of Merger, dated as of February 22, 2001. The merger agreement provides for the merger of Spieker with and into Equity Office and for the merger of Spieker Partnership with and into EOP Partnership.

      In the merger of Spieker with and into Equity Office, holders of Spieker common stock will receive $13.50 in cash and 1.49586 Equity Office common shares for each share of Spieker common stock. Cash will be paid instead of the issuance of fractional shares. The exchange ratio is not subject to change and there is no “collar” or minimum trading price for the shares of Spieker common stock or the Equity Office common shares. As of February 22, 2001, there were 65,923,946 shares of Spieker common stock outstanding. In addition, each outstanding share of each series of Spieker series B-series E preferred stock will be converted into one newly created Equity Office series E-series H preferred share, respectively, and each outstanding share of Spieker series A convertible preferred stock, which is convertible into approximately 1.219512 shares of Spieker common stock, with cash paid instead of fractional shares, will be called for redemption by Spieker. It is anticipated that the holders of the Spieker series A convertible preferred stock will convert their Spieker series A convertible preferred stock into Spieker common stock after the redemption notice is given. The Equity Office series E-H preferred shares issued in the merger will have preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption identical to those of the shares of the corresponding series of Spieker preferred stock. As of February 22, 2001, there were outstanding 1,000,000 shares of Spieker series A convertible preferred stock, 4,250,000 shares of Spieker series B preferred stock, 6,000,000 shares of Spieker series C preferred stock, no shares of Spieker series D preferred stock, and 4,000,000 shares of Spieker series E preferred stock.

      In the merger of Spieker Partnership with and into EOP Partnership, each partnership unit of limited partnership interest in Spieker Partnership, other than preferred partnership units, will be exchanged for 1.94462 class A units of limited partnership interest in EOP Partnership, with fractional interests rounded to the whole number that is nearest to the number of EOP Partnership class A units that otherwise would be paid to a holder of Spieker partnership units. As of February 22, 2001, there were outstanding 75,749,191 units of limited partnership interest in Spieker Partnership, 66,923,946 of which were held by Spieker, including for this purpose the Spieker series A preferred partnership interest held by Spieker which is equivalent to 1,000,000 Spieker partnership units but excluding all other Spieker Partnership preferred interests or preferred units. In addition, in the merger of Spieker Partnership with and into EOP Partnership, the Spieker Partnership series B, series C and series E preferred interests outstanding at February 22, 2001, representing 4,250,000 units, 6,000,000 units and 4,000,000 units, respectively, all of which are owned by Spieker, will be exchanged for 4,250,000 EOP Partnership series E preferred units, 6,000,000 EOP Partnership series F preferred units and 4,000,000 EOP Partnership series H preferred units, respectively. The 1,500,000 Spieker series D preferred units outstanding at February 22, 2001, which are owned by third parties, will be exchanged for 1,500,000 EOP Partnership series G preferred units.

      The mergers are expected to be tax-free to Equity Office and Spieker. Spieker common stockholders will recognize income for federal income tax purposes only on the cash portion of the merger consideration. The mergers are subject to customary closing conditions, including the approval of the merger of Spieker with and into Equity Office by the common shareholders of Equity Office and the common stockholders of Spieker and the approval of the merger of Spieker with and into Equity Office and the merger of Spieker Partnership with and into EOP Partnership, to the extent necessary, by the partners of EOP Partnership and Spieker Partnership. In connection with the execution of the merger agreement, certain officers and directors of Spieker controlling in the aggregate approximately 0.8% of the outstanding shares of Spieker common stock and approximately 5.6% of the outstanding Spieker limited partnership interests (other than preferred units), have agreed, among other things, to vote their shares of Spieker common stock and Spieker partnership interests to approve the mergers.

      The parties anticipate that the mergers will close during the second quarter of 2001.

      Following the merger of Spieker with and into Equity Office, Warren E. Spieker, Jr., Chairman of the Board of Directors of Spieker, and Craig G. Vought and John A. Foster, the co-Chief Executive Officers of Spieker, will become trustees of Equity Office, with Mr. Spieker’s term to expire at the 2004 annual meeting of shareholders and the term of one of the other Spieker trustees to expire at the 2003 annual meeting of shareholders and the other at the 2002 annual meeting of shareholders.

      The foregoing description is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K, and the voting agreements, a form of which is filed as Exhibit 99.1 to this current report on Form 8-K.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of February 22, 2001, among Equity Office, EOP Partnership, Spieker and Spieker Partnership, including Exhibits D-I and K thereto. (The registrant agrees to furnish supplementally a copy of Exhibits A-C and J to the

SEC upon request.)

99.1	Form of Spieker Voting Agreement.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST

By: /s/ STANLEY M. STEVENS
Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

Date: March 9, 2001

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Page Number

2.1	Agreement and Plan of Merger, dated as of February 22, 2001, among Equity Office, EOP Partnership, Spieker and Spieker Partnership, including Exhibits D-I and K thereto. (The registrant agrees to furnish supplementally a copy of Exhibits A-C and J to the SEC upon request.)

99.1	Form of Spieker Voting Agreement.

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